Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This memorandum of understanding is entered into by and between Mobicom Korea, a company registered and incorporated in Korea and FAS Alliances Inc., a company registered and incorporated in the Republic of Korea, (collectively the Parties hereto), with respect to the following facts:

A.	Mobicom Korea is currently a wholly owned subsidiary of Mobicom Corp, a publicly traded company incorporated in the USA.

B.	Mobicom Corp owns all of the issued and authorized share capital of Mobicom Korea, which is comprised of 1,862,000 common shares.

C.	FAS Alliances Inc. wishes to acquire an equity investment in Mobicom Korea, and Mobicom Korea is willing to sell common shares to FAS Alliances, Inc., on the terms contained in this memorandum.

The Parties, intending to be legally bound, agree as follows:

1.
Mobicom Korea hereby sells to FAS Alliances Inc., and FAS Alliances Inc. hereby purchases from Mobicom Korea, 1,862,000 common shares in Mobicom Korea at a price of W500 per share for an aggregate amount of W931,000,000, which amount shall be payable to Mobicom Korea upon signature of this memorandum of understanding.

2.
FAS Alliances Inc. agrees to purchase a further 1,000,000 common shares in Mobicom Korea at a purchase price of W5,000 per share, by no later than March 15, 2009, subject to Mobicom Korea achieving revenue of W6,000,000,000 and Net Income of not less than W1,200,000,000 for the financial year ended December 31st, 2008.

3.
FAS Alliances Inc. agrees to purchase a further 1,500,000 common shares in Mobicom Korea at a purchase price of W10,000 per share, by no later than March 15th, 2010, subject to Mobicom Korea achieving revenue of W25,000,000,000 and Net income of not less than W5,000,000,000 for the financial year ended December 31st, 2009.

4.
Mobicom Korea agrees to use the proceeds of the sale for working capital purposes and for merger and acquisition purposes.  Mobicom Korea will use the proceeds for working capital inter alia, to develop and enhance its operational capability and improve its Mobile Marketing Solutions and Platforms.  Mobicom Korea also agrees to use good faith efforts to identify and negotiate with merger and acquisition candidates with complimentary products or services.  Mobicom Korea will use commercially reasonable efforts to position itself as a leader in the field of mobile marketing, data base management and interactive marketing.

5.
FAS Alliances Inc. agrees that it will use it resources and expertise to assist Mobicom Korea, including without limitation identifying and facilitating the introduction of potential customer prospects and merger and acquisition candidates to Mobicom Korea.

6.
FAS Alliances Inc. agrees that it is a sophisticated investor and understands the risk of an investment in a company like Mobicom Korea.  FAS Alliances Inc. has conducted its own due diligence investigation of the business and operations of Mobicom Korea.  In making its investment decision, FAS Alliances Inc. is relying on its own business judgment and is not relying on any representation or warranty pertaining to Mobicom Korea or Mobicom Corp. except for those representations or warranties included in this memorandum.

Agreed and signed by:

/s/ Ki-Young Sohn	Date:	November 7, 2008
Ki-Young Sohn
CEO and President: FAS Alliances Inc

/s/ Kyung-Hoon Ahn	Date:	November 7, 2008
Kyung-Hoon Ahn
CEO and President: Mobicom Korea